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                                                                     Exhibit 4.7




                                ENVOY CORPORATION

                         1998 SYNERGY STOCK OPTION PLAN


SECTION 1.  PURPOSE; DEFINITIONS.

      The purpose of the Envoy Corporation 1998 Synergy Stock Option Plan (the "Plan") is to enable Envoy Corporation (the "Corporation") to attract, retain and reward employees of the Corporation and its Subsidiaries and Affiliates, and to strengthen the mutuality of interests between such employees by awarding such employees performance-based stock options in the Corporation. The creation and implementation of the Plan will not diminish or prejudice other compensation plans or programs approved from time to time by the Board.

      For purposes of the Plan, the following terms shall be defined as set forth below:

      A. "Affiliate" means any entity other than the Corporation and its Subsidiaries that is designated by the Board as a participating employer under the Plan, provided that the Corporation directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

      B. "Board" means the Board of Directors of the Corporation.

      C. "Cause" has the meaning provided in Section 5(j) of the Plan.

      D. "Change in Control" has the meaning provided in Section 6(b) of the Plan.

      E. "Change in Control Price" has the meaning provided in Section 6(d) of the Plan.

      F. "Common Stock" means the Corporation's Common Stock, no par value per share.

      G. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

      H. "Committee" means the Committee referred to in Section 2 of the Plan.

      I. "Corporation" means Envoy Corporation, a corporation organized under the laws of the State of Tennessee, or any successor corporation.

      J. "Disability" means disability as determined under the Corporation's Group Long Term Disability Insurance Plan.

      K. "Early Retirement" means retirement, for purposes of this Plan with the express consent of the Corporation at or before the time of such retirement, from active employment with the Corporation and any Subsidiary or Affiliate prior to age 65, in accordance with any applicable early retirement policy of the Corporation then in effect or as may be approved by the Committee.

      L. "Effective Date" has the meaning provided in Section 10 of the Plan.

      M. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

      N. "Fair Market Value" means with respect to the Common Stock, as of any given date or dates, unless otherwise determined by the Committee in good faith, the reported closing price of a share of Common Stock on Nasdaq or such other market or exchange as is the principal trading market for the Common Stock, or, if no such sale of a share of Common Stock is reported on Nasdaq or other exchange or principal trading market on such date, the fair market value of a share of Common Stock as determined by the Committee in good faith.

      O. "Incentive Stock Option" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.



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      P. "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

      Q. "Nasdaq" means The Nasdaq Stock Market.

      R. "Non-Employee Director" means a member of the Board who is a Non-Employee Director within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act and an outside director within the meaning of Treasury Regulation Sec. 162-27(e)(3) promulgated under the Code.

      S. "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

      T. "Normal Retirement" means retirement from active employment with the Corporation and any Subsidiary or Affiliate on or after age 65.

      U. "Performance Goals" means performance goals based on one or more of the following criteria: (i) pre-tax income or after-tax income; (ii) operating cash flow; (iii) operating profit; (iv) return on equity, assets, capital, or investment; (v) earnings or book value per share; (vi) sales or revenues; (vii) operating expenses; (viii) Common Stock price appreciation; and (ix) implementation, management, or completion of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation or any Subsidiary, or a division or strategic business unit of the Corporation, or may be applied to the performance of the Corporation relative to a market index, a group of other companies, or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined, to the extent applicable, in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided, that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Corporation or any Subsidiary or the financial statements of the Corporation or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of business or related to a change in accounting principles.

      V. "Plan" means this Envoy Corporation 1998 Synergy Stock Option Plan, as amended from time to time.

      W. "Retirement" means Normal or Early Retirement.

      X. "Stock Option" or "Option" means any option to purchase shares of Common Stock granted pursuant to Section 5 below.

      Y. "Subsidiary" means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

SECTION 2.  ADMINISTRATION.

      Except as provided below, the Plan shall be administered by a Committee of not less than two Non-Employee Directors, who shall be appointed by the Board and who shall serve at the pleasure of the Board. The functions of the Committee specified in the Plan may be exercised by an existing Committee of the Board composed exclusively of Non-Employee Directors. The initial Committee shall be the Compensation Committee of the Board. In the event there are not at least two Non-Employee Directors on the Board, the Plan shall be administered by the entire Board and all references herein to the Committee shall refer to the Board.

      The Committee shall have the power to delegate authority to the Corporation's Chief Executive Officer, or to a committee composed of executive officers of the Corporation, to grant, on behalf of the Committee, Non-Qualified Stock Options exercisable at Fair Market Value on the date of grant, subject to such guidelines as the Committee may determine



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from time to time; provided, however that (i) options may only be granted pursuant to such delegated authority for the purposes specified by the Committee, which may include attracting new employees, awarding outstanding performance, or retaining employees, (ii) the Committee shall specify the maximum number of shares that may be granted for purposes of attracting any single new employee at any specified level and the maximum number that may be granted to any other employee for any other purpose, (iii) options to purchase no more than 50,000 shares may be granted in any fiscal year pursuant to such delegated authority, and (iv) a report of each grant of an option pursuant to such delegated authority shall be presented to the Committee at the first meeting of the Committee following such grant. Options granted pursuant to such delegated authority in accordance herewith shall be deemed, to the extent permitted under applicable law, to have been granted by the Committee for all purposes under the Plan.

      The Committee shall have authority to grant Stock Options pursuant to the terms of the Plan, to employees eligible under Section 4.

      In particular, the Committee, or the Board, as the case may be, shall have the authority, consistent with the terms of the Plan:

         (a) to select the employees of the Corporation and its Subsidiaries and Affiliates to whom Stock Options may from time to time be granted hereunder;

         (b) to determine whether and to what extent Non-Qualified Stock Options are to be granted hereunder to one or more eligible persons;

         (c) to determine the number of shares to be covered by each such award granted hereunder;

         (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Stock Option and/or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine, in its sole discretion); and to amend or waive any such terms and conditions to the extent permitted by Section 7 hereof;

         (e) to determine whether and under what circumstances a Stock Option may be settled in cash or restricted stock under Section 5(k) or (l), as applicable, instead of Common Stock;

         (f) to determine the terms, conditions, and restrictions of any Performance Goals and the number of Options subject thereto; and

         (g) to determine whether to require payment of tax withholding requirements in shares of Common Stock subject to the award.

      The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan; and, except as expressly set forth herein or otherwise required by law, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons, including the Corporation and Plan participants.

SECTION 3.  SHARES OF COMMON STOCK SUBJECT TO PLAN.

         (a) As of the Effective Date, the aggregate number of shares of Common Stock that may be issued under the Plan shall be 75,000 shares. The shares of Common Stock issuable under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

         (b) If any shares of Common Stock that have been optioned cease to be subject to a Stock Option or any such award otherwise terminates without a payment being made to the participant in the form of Common Stock, such shares shall again be available for distribution in connection with future awards under the Plan.

         (c) In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, an appropriate


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      substitution or adjustment shall be made in the maximum number of shares that may be awarded under the Plan, in the number and option price of shares subject to outstanding Options granted under the Plan, in the Performance Goals, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

SECTION 4.  ELIGIBILITY.

      Employees of the Corporation and its Subsidiaries and Affiliates who are responsible for or contribute to the management, growth and/or profitability of the business of the Corporation and/or its Subsidiaries and Affiliates are eligible to be granted awards under the Plan.

SECTION 5.  STOCK OPTIONS.

       Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

      Stock Options granted under the Plan will be Non-Qualified Stock Options. No Incentive Stock Options may be granted pursuant to this Plan.

      Options granted to employees under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

         (a) Option Price. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 50% of the Fair Market Value of the Common Stock at grant.

         (b) Option Term. The term of each Stock Option shall be fixed by the Committee.

         (c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant. The Committee may provide that a Stock Option shall vest over a period of future service at a rate specified at the time of grant, or that the Stock Option is exercisable only in installments. If the Committee provides, in its sole discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant, in whole or in part, based on such factors as the Committee shall determine in its sole discretion.

         (d) Method of Exercise. Subject to whatever installment exercise restrictions apply under Section 5(c), Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Corporation specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by check, note, or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of shares of Common Stock already owned by the optionee or shares of restricted stock or shares subject to such Option or another award hereunder (in each case valued at the Fair Market Value of the Common Stock on the date the Option is exercised). If payment of the exercise price is made in part or in full with Common Stock, the Committee may award to the employee a new Stock Option to replace the Common Stock which was surrendered. If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of restricted stock, such restricted stock (and any replacement shares relating thereto) shall remain (or be) restricted in accordance with the original terms of the restricted stock award in question, and any additional Common Stock received upon the exercise shall be subject to the same forfeiture restrictions, unless otherwise determined by the Committee, in its sole discretion, at or after grant. No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 9(a).

         (e) Transferability of Options. No Non-Qualified Stock Option shall be transferable by the optionee without the prior written consent of the Committee other than (i) transfers by the Optionee to a member of his or her Immediate Family or a trust for the benefit of the optionee or a member of his or her Immediate Family, or (ii) transfers by will or by the laws of descent and distribution.


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         (f) Bonus for Taxes. The Committee in its discretion may award at the time of grant or thereafter the right to receive upon exercise of such Stock Option a cash bonus calculated to pay part or all of the federal and state, if any, income tax incurred by the optionee upon such exercise.

         (g) Termination by Death. Subject to Section 5(k), if an optionee's employment by the Corporation and any Subsidiary or Affiliate terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent such option was exercisable at the time of death or on such accelerated basis as the Committee may determine at or after grant by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such other period as the Committee may specify at or after grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

         (h) Termination by Reason of Disability. Subject to Section 5(k), if an optionee's employment by the Corporation and any Subsidiary or Affiliate terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine at or after grant, for a period of three years (or such other period as the Committee may specify at or after grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided however, that, if the optionee dies within the period specified above (or other such period as the Committee shall specify at or after grant), any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

         (i) Termination by Reason of Retirement. Subject to Section 5(k), if an optionee's employment by the Corporation and any Subsidiary or Affiliate terminates by reason of Normal or Early Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine at or after grant, for a period of three years (or such other period as the Committee may specify at or after grant) from the date of such termination of employment or the expiration of the stated term of such Stock Option, whichever period is the shorter; provided however, that, if the optionee dies within the period specified above (or other such period as the Committee shall specify at or after grant), any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

         (j) Other Termination. Subject to Section 5(k), unless otherwise determined by the Committee (or pursuant to procedures established by the Committee) at or after grant, if an optionee's employment by the Corporation and any Subsidiary or Affiliate is involuntarily terminated for any reason other than death, Disability or Normal or Early Retirement, the Stock Option shall thereupon terminate, except that such Stock Option may be exercised, to the extent otherwise then exercisable, for the lesser of three months or the balance of such Stock Option's term if the involuntary termination is without Cause. For purposes of this Plan, "Cause" means (i) a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, or (ii) a participant's willful misconduct or dishonesty, which is directly and materially harmful to the business or reputation of the Corporation or any Subsidiary or Affiliate, in each case as determined by the Committee, in its sole direction. If an optionee voluntarily terminates employment with the Corporation and any Subsidiary or Affiliate (except for Disability, Normal or Early Retirement), the Stock Option shall thereupon terminate; provided, however, that the Committee at grant or thereafter may extend the exercise period in this situation for the lesser of three months or the balance of such Stock Option's term.

         (k) Buyout Provisions. The Committee may at any time offer to buy out for a payment in cash, Common Stock, or restricted stock an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the optionee at the time that such offer is made.

         (l) Settlement Provisions. If the option agreement so provides at grant or is amended after grant and prior to exercise to so provide (with the optionee's consent), the Committee may require that all or part of the shares to be issued with respect to the spread value of an exercised Option take the form of restricted stock, which shall be valued on the date of exercise on the basis of the Fair Market Value (as determined by the Committee) of such restricted stock determined without regards to the forfeiture restrictions involved.



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         (m) Performance and Other Conditions. The Committee may condition the exercise of any Option upon the attainment of specified Performance Goals or other factors as the Committee may determine, in its sole discretion. Unless specifically provided in the option agreement, any such conditional Option shall vest six months prior to its expiration if the conditions to exercise have not theretofore been satisfied.

SECTION 6.  CHANGE IN CONTROL PROVISIONS.

         (a) Impact of Event.  In the event of:

             (1) a "Change in Control" as defined in Section 6(b); or

             (2) a "Potential Change in Control" as defined in Section
         6(c), but only if and to the extent so determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination);

             (i) subject to the limitations set forth below in this Section 6(a), any Stock Option awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested.

             (ii) subject to the limitations set forth below in this
         Section 6(a), the value of all outstanding Stock Options, to the extent vested, shall, unless otherwise determined Board or by the Committee in its sole discretion prior to any Change in Control, be cashed out on the basis of the "Change in Control Price" as defined in Section 6(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Board or Committee may determine prior to the Change in Control.

             (iii) The Board or the Committee may impose additional conditions on the acceleration or valuation of any award in the award agreement.

         (b) Definition of Change in Control. For purposes of Section 6(a), a "Change in Control" means the happening of any of the following:

             (i) any person or entity, including a "group" as defined in
         Section 13(d)(3) of the Exchange Act, other than the Corporation or a wholly-owned subsidiary thereof or any employee benefit plan of the Corporation or any of its Subsidiaries, becomes the beneficial owner of the Corporation's securities having 35% or more of the combined voting power of the then outstanding securities of the Corporation that may be cast for the election of directors of the Corporation (other than as a result of an issuance of securities initiated by the Corporation in the ordinary course of business); or

             (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Corporation or any successor corporation or entity entitled to vote generally in the election of the directors of the Corporation or such other corporation or entity after such transaction are held in the aggregate by the holders of the Corporation's securities entitled to vote generally in the election of directors of the Corporation immediately prior to such transaction; or

             (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's shareholders, of each director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period.

         (c) Definition of Potential Change in Control. For purposes of Section 6(a), a "Potential Change in Control" means the happening of any one of the following:

             (i) The approval by shareholders of an agreement by the Corporation, the consummation of which would result in a Change in Control of the Corporation as defined in Section 6(b); or


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             (ii) The acquisition of beneficial ownership, directly or
         indirectly, by any entity, person or group (other than the Corporation or a Subsidiary or any Corporation employee benefit plan (including any trustee of such plan acting as such trustee)) of securities of the Corporation representing 5% or more of the combined voting power of the Corporation's outstanding securities and the adoption by the Committee of a resolution to the effect that a Potential Change in Control of the Corporation has occurred for purposes of this Plan.

         (d) Change in Control Price. For purposes of this Section 6, "Change in Control Price" means the highest price per share paid in any transaction reported on Nasdaq or such other exchange or market as is the principal trading market for the Common Stock, or paid or offered in any bona fide transaction related to a Potential or actual Change in Control of the Corporation at any time during the 60 day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee except that, in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the optionee exercises such Stock Appreciation Rights or, where applicable, the date on which a cash out occurs under Section 6(a)(ii).

SECTION 7.  AMENDMENTS AND TERMINATION.

      The Board may at any time amend, alter or discontinue the Plan without shareholder approval to the fullest extent permitted by the Exchange Act and the Code; provided, however, that no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under a Stock Option theretofore granted, without the participant's consent.

      The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without the holder's consent. The Committee may also substitute new Stock Options for previously granted Stock Options (on a one for one or other basis), including previously granted Stock Options having higher option exercise prices.

SECTION 8. UNFUNDED STATUS OF PLAN.

      The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Corporation, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Corporation. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of or with respect to awards hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 9. GENERAL PROVISIONS.

         (a) The Committee may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Corporation in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         (b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

         (c) The adoption of the Plan shall not confer upon any employee of the Corporation or any Subsidiary or Affiliate any right to continued employment with the Corporation or a Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Corporation or a Subsidiary or Affiliate to terminate the employment of any of its employees at any time.



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         (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. The Committee may require withholding obligations to be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements and the Corporation and its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

         (e) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Tennessee.

         (f) The members of the Committee and the Board shall not be liable to any employee or other person with respect to any determination made hereunder in a manner that is not inconsistent with their legal obligations as members of the Board. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding, the Committee member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

         (g) In addition to any other restrictions on transfer that may be applicable under the terms of this Plan or the applicable award agreement, no Stock Option issued under this Plan is transferable by the participant without the prior written consent of the Committee, other than (i) transfers by an Optionee to a member of his or her Immediate Family or a trust for the benefit of the optionee or a member of his or her Immediate Family or (ii) transfers by will or by the laws of descent and distribution. The designation of a beneficiary will not constitute a transfer.

SECTION 10.  EFFECTIVE DATE OF PLAN.

      The Plan shall be effective as of the date of approval of the Plan by the Board of Directors of the Corporation (the "Effective Date").

SECTION 11.  TERM OF PLAN.

      No Stock Option shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date of the Plan, but awards granted prior to such tenth anniversary may be extended beyond that date.





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